                           Offer to Purchase for Cash
           All Outstanding Shares of Class A and Class B Common Stock
                                       of
                          BONRAY DRILLING CORPORATION
                                       at
                              $30.00 Net Per Share
                                       by
                           Acquisition Drilling, Inc.
                          a wholly-owned subsidiary of
                              DLB Oil & Gas, Inc.

***************************************************************************
*                                                                         *
*     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW  *
*       YORK CITY TIME, ON FRIDAY, FEBRUARY 7, 1997, UNLESS THE OFFER     *
*                      IS UNLESS THE OFFER IS EXTENDED.                   *
*                                                                         *
***************************************************************************



To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         Acquisition Drilling, Inc. ("Purchaser"), a Delaware corporation and wholly-owned subsidiary of DLB Oil & Gas, Inc., an Oklahoma corporation, is offering to purchase all shares of Common Stock, $1.00 par value per share (the "Shares"), of Bonray Drilling Corporation, a Delaware corporation (the "Company"), at a purchase price of $30.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 10, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, together constitute the "Offer") enclosed herewith.

         Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

         Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

         1.       The Offer to Purchase, dated January 10, 1997.


         2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signature) may be used to tender Shares.

         3. The Notice of Guaranteed Delivery to be used to accept the Offer in the circumstances described below.

         4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Offer.

         5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.



         6. A return envelope addressed to Liberty Bank & Trust Company of Oklahoma City, N.A., the Depositary.


         YOUR PROMPT ACTION IS REQUESTED, WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 7, 1997, UNLESS THE OFFER IS EXTENDED.

Please note the following:



         1. The Offer Price is $30.00 per Share, net to the seller in cash without interest thereon.

         2.     The Offer is being made for all outstanding Shares.

         3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday,

         4.     February 7, 1997, unless the Offer is extended.

         5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn 211,771 Shares or such other number of Shares representing a majority of the Company's outstanding Common Stock on the date of purchase.

         6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

         In all cases, payment for Shares accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depository of (a) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depository's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.

         If a stockholder desires to tender Shares pursuant to the Offer, and if (a) certificates representing the Shares to be tendered for purchase and payment are not lost but are not immediately available, (b) the procedures for book-entry transfer cannot be completed prior to the Expiration Date or (c) time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder may tender Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

         Purchaser will not pay any fees or commissions to brokers, dealers or other persons (other than the Information Agent and Depositary, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         Questions and requests for assistance with respect to the Offer or for copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth on the outside back cover page of the Offer to Purchase.



                                                   Very truly yours,


                                                   Acquisition Drilling, Inc.



NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.